EXHIBIT 99.1
CONTACTS: Mark Carter, VP Strategic Initiatives and Investor Relations Officer (704) 557-8386
IMMEDIATE RELEASE November 4, 2014

Snyder’s-Lance, Inc. Reports Results for Third Quarter 2014

•	Net revenue of $409 million, a 6.2% increase over prior year adjusted for discontinued operations

•	Earnings per diluted share was flat year over year at $0.24 excluding discontinued operations and special items

•	Earnings per diluted share of $0.19 excluding discontinued operations but including special items

Charlotte, NC, - November 4, 2014 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its third quarter of 2014.

Comments from Management
“We continue to successfully complete our transition to become a premium and differentiated branded snack food company” commented Carl E. Lee, Jr., President and Chief Executive Officer. “Our team successfully executed the carve-out of Private Brands and made good progress with the Baptista’s integration. As a result, Baptista’s has added substantial new ‘better for you’ product capabilities for 2015. We also just announced an increased investment in Late July, a market leader in organic and non-GMO snacks. Each of these projects would be noteworthy by themselves, so having a talented team that can manage these initiatives while executing the day to day operations is impressive. Revenue growth is pacing ahead of expectations on new products innovation and ‘better for you’ offerings, while we deal with the same headwinds all food companies are experiencing on base business. We continue to accelerate our efforts on three product and revenue fronts, 1) innovation 2) ‘better for you’ snacks and 3) base business renovation to drive excitement. We expect to finish 2014 strong and to have a fast start in 2015, having launched a number of Q4 consumer programs.”

Mr. Lee continued, “As we execute our plans, we see our company growing and becoming an even stronger leader in innovation and ‘better for you’ snacking options. Snyder’s-Lance is uniquely positioned to succeed as we have scale and an industry leading Direct Store Delivery (DSD) distribution system that is simply not available to many smaller emerging brands. Our efforts show we are nimble and able to respond to rapidly changing consumer tastes. As we complete 2014, we will look to build momentum on our top line leading into 2015, continue executing on our previously announced Cost Reduction & Margin Improvement program and positioning Snyder’s-Lance brands to be the favorite destination of consumers for all of their snacking choices.”

Third Quarter and Year to Date Results
Net revenue for the third quarter ended September 27, 2014 was $409 million, an increase of 6.2% compared to prior year net revenue of $385 million when adjusted for discontinued operations. Net income excluding special items in the third quarter of 2014 was $17.0 million, or $0.24 per diluted share, as compared to net income excluding special items of $16.7 million for the third quarter of 2013, or $0.24 per diluted share when adjusted for discontinued operations. Net income from continuing operations including special items was $13.7 million for the third quarter of 2014, or $0.19 per diluted share, as compared to net income from continuing operations including special items of $16.4 million for the third quarter of 2013, or $0.24 per diluted share. Net income from discontinued operations for the third quarter of 2014 included the recognition of an after-tax gain on the sale of Private Brands of $123.4 million, or $1.74 per diluted share. Special items associated with continuing operations for the third quarter of 2014 included after-tax expenses of $0.6 million for restructuring charges and professional fees and a $2.1 million deferred tax revaluation which was required as a result of the sale of Private Brands. Special items associated with continuing operations for the third quarter of 2013 included after-tax expenses of $0.3 million for self-funded medical expenses.

Net revenue and net income information for the first nine months of both 2014 and 2013 includes continuing and discontinued operations for the first six months of the year but excludes discontinued operations for the third quarter in order to ensure comparability. Net revenue for the nine months ended September 27, 2014 was $1.31 billion, an increase of 5.1% compared to prior year net revenue of $1.24 billion. Net income excluding special items for the first nine months of 2014 was $55.9 million, or $0.79 per diluted share, as compared to net income excluding special items of $53.4 million for the first nine months of 2013, or $0.76 per diluted share when adjusted to exclude discontinued operations for the third quarter of 2013. Special items associated with continuing operations for the first nine months of 2014 included after-tax expenses of $4.8 million for impairment charges, $2.3 million for restructuring charges, $2.0 million in professional fees, $0.6 million for self-funded medical expenses and a $2.1 million deferred tax revaluation. Special items associated with continuing operations for the third quarter of 2013 included after-tax expenses of $3.0 million for self-funded medical expenses and $1.2 million for impairment charges.

Net income including special items and discontinued operations for the first nine months of 2014 was $166.3 million, or $2.35 per diluted share, as compared to net income including special items and discontinued operations of $55.7 million for the first nine months of 2013, or $0.80 per diluted share. Net income from discontinued operations for the first nine months of 2014 included the recognition of an after-tax gain on the sale of Private Brands of $122.1 million, or $1.72 per diluted share. The gain on the sale of Private Brands also had an impact on our cash flow from operating activities. For the first nine months of 2014, we had net cash used in operating activities of $1.4 million, which was primarily due to approximately $89 million in taxes paid associated with the gain on the sale. When excluding this tax payment associated with the sale, net cash provided by operating activities is $87.6 million, which is consistent with our expectations.

Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on November 28, 2014 to stockholders of record at the close of business on November 18, 2014.

Estimates provided for 2014
The Company estimates net revenue for the full year 2014 to increase into the range of $1.73 to $1.74 billion. Earnings per diluted share excluding special items are expected to be between $1.07 and $1.12, adjusted for recent transactions. Capital expenditures for 2014 are projected to be between $70 and $72 million, including capacity expansion for Baptista’s.

Conference Call
Management will conduct a conference call and live webcast at 9:00 am eastern time on Tuesday, November 4, 2014 to review the Company’s third quarter results. The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of the Company’s website, www.snyderslance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at www.snyderslance.com. To participate in the conference call, the dial-in number is (844) 830-1960 for U.S. callers or (315) 625-6883 for international callers. The conference ID is 22883599. A continuous telephone replay of the call will be available between 3:00pm on November 4 and midnight on November 12. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 22883599. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder's-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder's-Lance has manufacturing facilities in North Carolina, Pennsylvania, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Wisconsin. Products are sold under the Snyder's of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart™, O-Ke-Doke®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

Cautionary Information about Forward Looking Statements
This news release contains statements which may be forward looking within the meaning of applicable securities laws.

The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions and statements regarding the Company’s acquisition of Baptista’s Bakery and the sale of its Private Brands, which are subject to a number of risks and uncertainties, including our ability to generate revenues and earnings generated by Private Brands and cost reductions to offset overhead costs previously covered by Private Brands. Factors that could cause actual results to differ include general economic conditions; volatility in the price, or availability of inputs, including raw materials, packaging, energy and labor; price competition and industry consolidation; changes in our top retail customer relationships; failure to successfully integrate acquisitions; loss of key personnel; failure to execute and accomplish our strategy; concerns with the safety and quality of certain food products or ingredients; adulterated, misbranded or mislabeled products or product recalls; disruption of our supply chain or information technology systems; improper use of social media; changes in consumer preferences and tastes or inability to innovate or market our products effectively; reliance on distribution through a significant number of independent business owners; protection of our trademarks and other intellectual property rights; impairment in the carrying value of goodwill or other intangible assets; new regulations or legislation; interest and foreign currency exchange rate volatility and the interests of a few individuals who control a significant portion of our outstanding shares of common stock may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
For the Quarters and Nine Months Ended September 27, 2014 and September 28, 2013

	Quarter Ended		Nine Months Ended
(in thousands, except per share data)	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Net revenue	$409,308	$385,242	$1,181,920	$1,122,272
Cost of sales	266,088	243,767	760,625	714,005
Gross margin	143,220	141,475	421,295	408,267

Selling, general and administrative	116,659	115,945	354,035	339,356
Impairment charges	—	—	7,503	1,900
Loss/(gain) on sale of route businesses, net	22	(465)	(1,438)	(2,057)
Other expense/(income), net	61	(4,541)	642	(7,158)
Income before interest and income taxes	26,478	30,536	60,553	76,226

Interest expense, net	2,984	3,742	10,485	10,702
Income before income taxes	23,494	26,794	50,068	65,524

Income tax expense	9,809	10,174	17,719	25,184
Income from continuing operations	13,685	16,620	32,349	40,340
Discontinued operations, net of income tax (Note 3)	124,097	6,492	133,942	15,710
Net income	137,782	23,112	166,291	56,050
Net income attributable to noncontrolling interests	16	213	32	329
Net income attributable to Snyder’s-Lance, Inc.	$137,766	$22,899	$166,259	$55,721

Amounts attributable to Snyder's-Lance, Inc.:
Continuing operations	$13,669	$16,407	$32,317	$40,011
Discontinued operations	124,097	6,492	133,942	15,710
Net income	$137,766	$22,899	$166,259	$55,721

Basic earnings per share:
Continuing operations	$0.19	$0.24	$0.46	$0.58
Discontinued operations	1.77	0.09	1.91	0.22
Net income	$1.96	$0.33	$2.37	$0.80

Weighted average shares outstanding - Basic	70,266	69,459	70,142	69,243

Diluted earnings per share:
Continuing operations	$0.19	$0.24	$0.46	$0.58
Discontinued operations	1.75	0.09	1.89	0.22
Net income	$1.94	$0.33	$2.35	$0.80

Weighted average shares outstanding - Diluted	71,001	70,294	70,869	70,013

Cash dividends declared per share	$0.16	$0.16	$0.48	$0.48

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
As of September 27, 2014 and December 28, 2013

(in thousands, except share data)	September 27, 2014	December 28, 2013
ASSETS
Current assets:
Cash and cash equivalents	$113,244	$14,080
Accounts receivable, net of allowances of $1,718 and $1,535, respectively	133,567	121,599
Inventories	123,807	100,447
Prepaid income taxes	—	9,094
Deferred income taxes	15,056	15,391
Assets held for sale	13,179	15,314
Prepaid expenses and other current assets	19,445	22,925
Current assets of discontinued operations (Note 3)	—	37,416
Total current assets	418,298	336,266

Noncurrent assets:
Fixed assets, net	421,896	312,527
Goodwill	484,387	422,318
Other intangible assets, net	508,661	516,607
Other noncurrent assets	19,727	22,250
Noncurrrent assets of discontinued operations (Note 3)	—	154,626
Total assets	$1,852,969	$1,764,594

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$8,561	$17,291
Accounts payable	56,826	45,966
Accrued compensation	28,064	27,530
Accrued casualty insurance claims	4,443	6,262
Accrued selling and promotional costs	18,172	12,636
Income tax payable	29,544	—
Other payables and accrued liabilities	23,641	22,016
Current liabilities of discontinued operations (Note 3)	—	14,503
Total current liabilities	169,251	146,204

Noncurrent liabilities:
Long-term debt	442,406	480,082
Deferred income taxes	163,563	190,393
Accrued casualty insurance claims	7,715	5,567
Other noncurrent liabilities	21,559	24,143
Noncurrent liabilities of discontinued operations (Note 3)	—	305
Total liabilities	804,494	846,694

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.83 1/3 par value. Authorized 110,000,000 shares; 70,269,682 and 69,891,890 shares outstanding, respectively	58,556	58,241
Preferred stock, $1.00 par value. Authorized 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	773,934	765,172
Retained earnings	217,739	85,146
Accumulated other comprehensive (loss)/income	(956)	10,171
Total Snyder’s-Lance, Inc. stockholders’ equity	1,049,273	918,730
Noncontrolling interests	(798)	(830)
Total stockholders’ equity	1,048,475	917,900
Total liabilities and stockholders’ equity	$1,852,969	$1,764,594

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 27, 2014 and September 28, 2013

	Nine Months Ended
(in thousands)	September 27, 2014	September 28, 2013
Operating activities:
Net income	$166,291	$56,050
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	46,084	44,805
Stock-based compensation expense	4,962	4,397
Loss/(gain) on sale of fixed assets, net	827	(1,022)
Gain on sale of route businesses	(1,438)	(2,057)
Gain on sale of Private Brands, excluding transaction costs	(229,322)	—
Impairment charges	7,503	1,900
Deferred income taxes	(26,899)	8,962
Provision for doubtful accounts	1,413	1,812
Changes in operating assets and liabilities, excluding business acquisition and disposal	29,163	(40,374)
Net cash (used in)/provided by operating activities	(1,416)	74,473

Investing activities:
Purchases of fixed assets	(52,990)	(55,874)
Purchases of route businesses	(19,102)	(26,798)
Proceeds from sale of fixed assets	1,843	4,552
Proceeds from sale of route businesses	21,072	25,004
Proceeds from sale of investments	—	921
Proceeds from sale of Private Brands	430,017	—
Business acquisition, net of cash acquired	(202,230)	(1,513)
Net cash provided by/(used in) investing activities	178,610	(53,708)

Financing activities:
Dividends paid to stockholders	(33,666)	(33,243)
Dividends paid to noncontrolling interests	—	(232)
Debt issuance costs	(1,854)	—
Issuances of common stock	5,442	10,514
Repurchases of common stock	(1,328)	(709)
Repayments of long-term debt	(11,624)	(16,279)
Net (repayments)/proceeds from existing credit facilities	(35,000)	26,805
Net cash used in financing activities	(78,030)	(13,144)

Effect of exchange rate changes on cash	—	(195)

Increase in cash and cash equivalents	99,164	7,426
Cash and cash equivalents at beginning of period	14,080	9,276
Cash and cash equivalents at end of period	$113,244	$16,702

Supplemental information:
Cash paid for income taxes, net of refunds of $192 and $36, respectively	$113,246	$29,056
Cash paid for interest	$8,976	$9,806

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
For the Quarters Ended September 27, 2014 and September 28, 2013

(in thousands, except per share data)	Net of Tax	Per Diluted Share
Quarter Ended September 27, 2014
Net income attributable to Snyder’s-Lance, Inc.	$137,766	$1.940

Gain on the sale of Private Brands	(123,400)	(1.738)
Restructuring charges	329	0.005
Professional fees	292	0.004
Deferred tax revaluation	2,062	0.029

Net income attributable to Snyder’s-Lance, Inc., excluding special items*	$17,049	$0.240

Quarter Ended September 28, 2013
Net income attributable to Snyder’s-Lance, Inc.	$22,899	$0.326

Self-funded medical insurance claim	263	0.004
Gain on sale of Canadian assets	(799)	(0.012)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$22,363	$0.318

Q3 2013 Discontinued operations GAAP net income	(6,492)	(0.093)
Q3 2013 Special items associated with discontinued operations	799	0.012

Net income from continuing operations excluding special items**	$16,670	$0.237

* Includes both continuing and discontinued operations. All discontinued operations associated with the gain on the sale of Private Brands were treated as special items to ensure comparable presentation.
** Q3 2013 discontinued operations were excluded in order to ensure comparable presentation with 2014.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
For the Nine Months Ended September 27, 2014 and September 28, 2013

(in thousands, except per share data)	Net of Tax	Per Diluted Share
Nine Months Ended September 27, 2014
Net income attributable to Snyder’s-Lance, Inc.	$166,259	$2.346

Gain on the sale of Private Brands	(122,091)	(1.723)
Impairment charges	4,819	0.068
Restructuring charges	2,297	0.033
Professional fees	1,983	0.028
Self-funded medical insurance claim	564	0.008
Deferred tax revaluation	2,062	0.029

Net income attributable to Snyder’s-Lance, Inc., excluding special items*	$55,893	$0.789

Nine Months Ended September 28, 2013
Net income attributable to Snyder’s-Lance, Inc.	$55,721	$0.796

Self-funded medical insurance claim	2,995	0.043
Impairment charges	1,192	0.017
Gain on sale of Canadian assets	(799)	(0.012)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$59,109	$0.844

Q3 2013 Discontinued operations GAAP net income	(6,492)	(0.093)
Q3 2013 Special items associated with discontinued operations	799	0.012

Net income from continuing and discontinued operations for the first six months of 2013 and net income from continuing operations for Q3 2013, excluding special items**	$53,416	$0.763

* Includes both continuing and discontinued operations. All discontinued operations associated with the gain on the sale of Private Brands were treated as special items to ensure comparable presentation.
** Q3 2013 discontinued operations were excluded in order to ensure comparable presentation with 2014.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Net Revenue and Operating Cash Flow disclosure (Unaudited)
For the Nine Months Ended September 27, 2014 and September 28, 2013

(in thousands, except per share data)	Net Revenue
Nine Months Ended September 27, 2014
Net Revenue from continuing operations	$1,181,920
Net Revenue from discontinued operations	124,256

Total Net Revenue included in earnings release	$1,306,176

Nine Months Ended September 28, 2013
Net Revenue from continuing operations	$1,122,272

Net Revenue from discontinued operations - first nine months 2013	188,374
Net Revenue from discontinued operations - Q3 2013*	(67,781)
Net Revenue from discontinued operations - first six months 2013*	120,593

Total Net Revenue included in earnings release	$1,242,865

* Q3 2013 net revenue from discontinued operations was excluded in order to ensure comparable presentation as the sale of Private Brands was completed at the beginning of Q3 2014.

(in thousands, except per share data)	Operating Cash Flow
Nine Months Ended September 27, 2014
Net cash used in operating activities	$(1,416)
Taxes paid associated with the gain on sale of Private Brands**	89,000

Net cash provided by operating activities, excluding taxes paid**	$87,584

** Taxes paid for the gain on the sale of Private Brands were excluded as this operating cash outflow was generated by a non-recurring transaction.